Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 22, 2002 (except for Note 1, as to which the date is May 24, 2002), in the Registration Statement (Form S-1) and related Prospectus of Ceva, Inc. dated August 23, 2002.

Kost, Forer & Gabbay
A member of Ernst & Young Global
Tel-Aviv, Israel

The foregoing consent is in the form that will be signed upon the separation of the licensing technology business from DSP Group Inc., including the transfer of related assets, liabilities and intellectual property rights, as described in Note 1 to the consolidated financial statements.

/s/    Kost, Forer & Gabbay
A member of Ernst & Young Global
Tel-Aviv, Israel
August 23, 2002